Exhibit 10.1

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 25, 2012 by and among Media General, Inc., a Virginia corporation, Media General Operations, Inc., a Delaware corporation, Media General Communications Holdings, LLC, a Delaware limited liability company, and World Media Enterprises Inc., a Delaware corporation (collectively, the “Parties”).

WHEREAS, the Parties are party to that certain Asset Purchase Agreement, dated as of May 17, 2012 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement in accordance with the terms herein.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.           The definition of “Business Intellectual Property” in Section 1.1 of the Original Agreement shall be amended by deleting the words “, excluding, however, the Excluded Licenses”.

2.           The definition of “CBA” in Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

““CBA” means the Labor Agreement between Media General Operations, Inc., d/b/a The Richmond Times-Dispatch, and The Richmond Newspapers Professional Association, with a term of August 26, 2010 to March 31, 2012, which has been extended to September 30, 2012, as the same may be extended and/or amended or restated prior to the Hire Date.”

3.           The definition of “Adjustment Assets” is hereby deleted in its entirety and replaced with the following:

““Adjustment Assets” means the categories of assets set forth on Schedule 2.5.5.”

4.           The definition of “Adjustment Liabilities” is hereby deleted in its entirety and replaced with the following:

““Adjustment Liabilities” means the categories of liabilities set forth on Schedule 2.5.5, as adjusted by the AP Adjustment and the Software License Adjustment.”

5.           Section 2.1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“all of the Business Contracts, excluding the CBA (subject to Section 5.6.2);”

6.           The third line of Section 2.5.1 of the Original Agreement is hereby amended to replace “Adjustment Assets and Adjustment Liabilities as of the Closing,” with “Adjustment Assets and Adjustment Liabilities as of the Closing, as calculated and adjusted in accordance with Section 2.5.5,”.

7.           The second line of Section 2.5.2 of the Original Agreement is hereby amended to replace “and Adjustment Liabilities as of the Closing (the “Adjustment Statement”), which statement” with “and Adjustment Liabilities as of the Closing, as adjusted in accordance with Section 2.5.5 (the “Adjustment Statement”), which statement”.

8.           Clauses (i) and (ii) of Section 2.5.5 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Schedule 2.5.5 sets forth and describes the accounts and line items that will comprise the Adjustment Assets and Adjustment Liabilities.  The parties agree that for purposes of preparing the Estimated Adjustment Statement and the Adjustment Statement (i) such statements shall be presented using the same accounts and line items as set forth on Schedule 2.5.5, except that (X) Adjustment Liabilities shall be reduced (without duplication in the case of the Adjustment Statement) by a separately identified line item adjustment to the Adjustment Liabilities to reflect the accelerated payment of certain accounts payables and carrier payments in June 2012, as discussed with and approved by Buyer (the “AP Adjustment”) and (Y) the Adjustment Statement shall include on its face a separately identified line item adjustment to the Adjustment Liabilities to reflect the amount of funds, if any, paid by Buyer to purchase Software licenses to replace Software licenses that constitute Business Intellectual Property and that should be transferred to Buyer as Transferred Assets but are not so transferred at or after the Closing and before the date on which Buyer is required to deliver the Adjustment Statement to Seller, or if earlier, the date on which Buyer has paid for the applicable Software license (the “Software License Adjustment”), (ii) for purposes of the Estimated Adjustment Statement, Adjustment Assets and Adjustment Liabilities shall be determined as of the last month end preceding the Closing Date, except that the Estimated Adjustment Statement shall include on its face a separately identified line item for the AP Adjustment, (iii) for purposes of the Adjustment Statement, Adjustment Assets and Adjustment Liabilities shall be determined as of 12:01 a.m., local time, on the Closing Date, except that the Adjustment Statement shall include on its face a separately identified line item for the Software License Adjustment and take into account (without duplication) the AP Adjustment payments referenced above, and (iv) Adjustment Assets and Adjustment Liabilities shall be determined in accordance with GAAP, except with respect to the determination of certain non-GAAP accounts and line items specified on Schedule 2.5.5, which shall not be determined in accordance with GAAP but shall be determined in accordance with the principles and methodologies historically used by Seller and its Affiliates in determining such amounts. Buyer will consult with Seller prior to purchasing replacement Software licenses for which it will seek reimbursement.”

9.           The last sentence of Section 3.13.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following sentence:

“All obligations under the Other Employee Programs for all periods prior to the Closing Date have been (or prior to the Closing Date will be) satisfied, except for commissions accrued as of Closing, which will be calculated and paid by Seller in accordance with Seller’s normal practices.”

10.          The cover page of Schedule 3.14.1 to the Original Agreement is hereby amended to insert the words “, who are also Business Employees” after “(other support staff to be hired”.

11.           Section 5.6 of the Original Agreement is hereby deleted in its entirety and replaced with:

“5.6           Covenants Regarding Employee Matters.

“5.6.1   Seller shall update the list of Business Employees, including the support staff identified as “Named Employees,” set forth on Schedule 3.14.1 (a) ten (10) Business Days prior to the Closing Date, (b) as of ten (10) Business Days prior to December 24, 2012, which is referred to herein as the “Hire Date,” (the period commencing on the Closing Date and ending on December 23, 2012, the “Lease Period”) and  (c) at such other times during the Lease Period as Buyer may reasonably request, in each case in order to reflect any terminations of employment of Business Employees, new hires approved by Buyer and any other changes in the terms or status of their employment. On or prior to the Hire Date, effective as of the Hire Date, Buyer shall, or shall cause its Affiliates to, offer employment in connection with the Business to substantially all of the Business Employees identified on Schedule 3.14.1 as updated in accordance with this Section 5.6.1.  Each such Business Employee who accepts Buyer’s offer of employment shall be considered a “Transferred Employee” as of the Hire Date; provided, however, that, Buyer shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Hire Date.  Seller’s and Buyer’s obligations with respect to the Business Employees shall be as set forth in Schedule 5.6, and the terms and conditions of employment offered to each Business Employee shall be consistent with the terms and conditions set forth therein.

 “5.6.2   As of the Hire Date, Buyer shall assume  the CBA and all obligations under the CBA with respect to periods on or after the Hire Date, subject to any rights of notice, consultation, consent or approval that the relevant union or employees covered by the CBA may have under the CBA or applicable Legal Rules.

             “5.6.3   Each of this Section 5.6 and Schedule 5.6, shall operate exclusively for the benefit of the parties to the Agreement and not for the benefit of any other Person, including any current, former or retired employee of Parent or Seller or spouse or dependents of such Persons.”

12.           Schedule 5.6 to the Original Agreement is hereby deleted in its entirety and replaced with the revised Schedule 5.6 attached hereto as Appendix 1.

13.           Section 9.2 of the Original Agreement is hereby amended to insert as a new Section 9.2.5 the following:

“9.2.5                      Losses resulting from Parent’s or Seller’s breach of any covenants or agreements in Schedule 5.6.”

14.           Section 9.3 of the Original Agreement is hereby amended to delete Section 9.3.2 and Section 9.3.3 in their entirety and insert in their place:

“9.3.2                      Losses resulting from any breach by Buyer of any covenants and agreements contained in this Agreement;

“9.3.3                      Losses resulting from the Assumed Liabilities; and

“9.3.4                      (a) Losses resulting from Buyer’s breach of any covenants and agreements in Schedule 5.6, relating to the provision of services to Buyer by Leased Employees during the Lease Period, or any Schedule 5.6(o) Losses, (b) Losses related to the employment of, or the termination of employment of, or the acts or omissions of, any Leased Employees during the Lease Period, and (c) any Losses incurred or suffered by Parent or Seller that it would not have incurred or suffered if Buyer had hired the Business Employees as of the Closing Date rather than leasing the Business Employees during the Lease Period, except, in the case of clause (b) and clause (c), to the extent such Losses (i) are attributable to Parent’s or Seller’s failure to comply with the covenants and agreements in Schedule 5.6, or (ii) result from intentional wrongful acts on the part of Parent or Seller, any of their Affiliates or any of their respective employees who are not Leased Employees during the Lease Period; provided, that Parent and Seller shall pursue any insurance recovery available for such claimed Losses through applicable insurance policies and, to the extent Buyer already has reimbursed Parent and Seller for cash payments made by Parent or Seller in respect of such claims, Parent and Seller shall pay such third-party insurance proceeds to Buyer.”

15.           The last sentence of Section 9.5.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following sentence:

“For the avoidance of doubt, any liability of Parent or Seller to Buyer, or Buyer to Parent or Seller, pursuant to Section 9.2.2, 9.2.3, 9.2.4, 9.2.5, 9.3.2, 9.3.3 or 9.3.4 shall not be subject to an aggregate maximum amount, nor shall such liability of Parent or Seller to Buyer or Buyer to Parent or Seller be included in the calculation of the aggregate liabilities subject to the maximum amounts set forth in clause (a) and clause (b) of this Section 9.5.2.

16.          This Amendment shall be governed by the laws of the State of Delaware without regard to conflicts of law principles.  Except as expressly modified hereby, the provisions of the Original Agreement shall not be affected hereby and shall remain in full force and effect. The provisions of Article 10 of the Original Agreement (as applicable) shall govern this Amendment.

17.          This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

BUYER:

WORLD MEDIA ENTERPRISES INC.

By:   /s/Terry Kroeger
Name: Terry Kroeger
Title: Chairman______________________________

SELLER:

MEDIA GENERAL OPERATIONS, INC.

By:   /s/James F. Woodward
Name: James F. Woodward
Title: Treasurer

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

By:   /s/James F. Woodward
Name: James F. Woodward______________________
Title: Treasurer

PARENT:

MEDIA GENERAL, INC.

By:   /s/James F. Woodward
Name: James F. Woodward
Title: Vice President, Finance & Chief Financial Officer

APPENDIX 1

Schedule 5.6
(Employee Matters)

(a)
Seller shall, and shall cause its Affiliates to, use reasonable efforts to continue to employ all of the Business Employees set forth on Schedule 3.14.1, as updated in accordance with Section 5.6.1 of the Agreement, on and following the Closing Date and during the Lease Period on the terms and conditions of their employment, except as required by the CBA with respect to any Business Employees covered thereby, in effect immediately prior to the Closing (Business Employees to the extent that they provide services to Buyer during the Lease Period, the “Leased Employees”), consistent with the terms set forth herein; provided, that, subject to this Schedule 5.6, Buyer may from time to time and at any time during the Lease Period elect to cease to receive services from specified Leased Employees (such an election, a “Buyer Election”), and Parent and Seller shall promptly give notice to, and terminate the employment of, such Leased Employees, except (i) as may otherwise be required by the CBA with respect to Leased Employees covered thereby or by an individual contract for employment, (ii) in the case of Leased Employees at the Richmond Site, subject to Schedule 5.6(o), or (iii) in the event that Parent and Seller decide, within five (5) days following the applicable Buyer Election, to retain the Leased Employee’s services for Parent and Seller other than as a Leased Employee, in which case such individual will cease to be a Business Employee or Leased Employee and Buyer shall have no obligations hereunder in respect of such individual after such date except with respect to payment and reimbursement obligations to Parent and Seller that have accrued prior to such date.  During the Lease Period, Buyer shall have the right to direct the general scope, manner and method of services of the Leased Employees, provided, that with respect to employees covered by the CBA such direction complies with the CBA, and provided, further, that Seller and its Affiliates retain the sole right to terminate the employment of any Leased Employee, either in accordance with a Buyer Election or for good cause in accordance with applicable Legal Rules. In the event that Seller or any of its Affiliates decides to terminate the employment of any Leased Employee for good cause, Seller or its relevant Affiliate shall provide Buyer with notice of such termination as far in advance as is reasonably practicable under the circumstances.  The Seller and its Affiliates make no representation or warranty regarding the Leased Employees, except for representations or warranties as were and are otherwise made by Parent and Seller pursuant to the Original Agreement, or the services to be performed by the Leased Employees, which are expressly disclaimed.  Leased Employees whose employment with Seller or its Affiliates is terminated as a result of a Buyer Election, subject to any applicable requirements of advance notice under the CBA with respect to Leased Employees covered thereby or an individual contract for employment, shall hereinafter be referred to as “Terminated Employees.” Without limitation of Section 9.3.4 of the Agreement and the exceptions to Buyer’s indemnification obligations set forth therein, Buyer shall reimburse Seller and its Affiliates, in accordance with Schedule 5.6(t), for (i) all expenses and other amounts associated with the employment of the Leased Employees during the Lease Period and paid by Parent or Seller (excluding the Assumed Seller Severance and Additional Assumed Seller Severance), and (ii) advances or reimbursements made by Seller and its Affiliates to Leased Employees to reimburse business expenses incurred by the Leased Employees. If third party insurance covers any Loss for which Buyer reimburses Parent or Seller, Parent and Seller shall pursue recovery for such Loss under the insurance policy and, to the extent Buyer already has reimbursed Parent and Seller for cash payments made by Parent or Seller in respect of such Losses, Parent and Seller shall pay such third-party insurance proceeds to Buyer.  Seller and its Affiliates shall keep true and accurate records, in accordance with their data retention policies, for all such expenses and other amounts, in such form and manner that the expenses and other amounts may be reasonably determined. Buyer shall have the right, from time to time and at any time, at reasonable times during normal business hours and upon reasonable advance notice, to examine such records of the Seller and its Affiliates as may reasonably be related to the expenses for the purpose of verifying the expenses owed to the Seller and its Affiliates under this Schedule 5.6.

(b)
For purposes of Section 5.6.1 of the Agreement, “substantially all of the Business Employees” shall mean all of the Business Employees listed on Schedule 3.14.1, as updated prior to the Hire Date in accordance with Section 5.6.1. Each offer of employment made to a Business Employee pursuant to Section 5.6.1 of the Agreement shall be for employment at the same salary or rate of pay as the salary or rate of pay of that Business Employee set forth on Schedule 3.14.1, as updated in accordance with Section 5.6.1; provided, that neither Parent nor Seller shall increase, or permit an increase in, the salary or rate of pay of any Business Employee during the Lease Period except as required by the CBA with respect to employees covered thereby or with the prior written approval of Buyer.

(c)
On and after the Closing Date, Parent and Seller shall be solely responsible for offering and providing “continuation coverage” to all Leased Employees who are “covered employees”, and to any “qualified beneficiary” related to such Leased Employee, who is covered by a “group health plan” of Parent or Seller and who experiences a “qualifying event” after the Closing Date (including in connection with the cessation of the Lease Period), provided, that, Buyer shall reimburse Parent and Seller, for amounts paid by Parent or Seller in respect of claims associated with such Leased Employees and qualified beneficiaries, unless the qualifying event was caused by the Parent or Seller terminating a Leased Employee other than in connection with a Buyer Election (“Post-Closing COBRA Liability”).  With respect to the Post-Closing COBRA Liability, Parent and Seller shall credit Buyer for any premiums paid by such Leased Employees and qualified beneficiaries in connection with such continuation coverage and shall charge Buyer for any claims reimbursed by Parent or Seller under Parent’s or Seller’s group health plan with respect to such continuation coverage for such Leased Employees and qualified beneficiaries; and Parent and Seller shall be reimbursed for any deficit, and/or Buyer will be credited with and paid any surplus, in accordance with Schedule 5.6(t). “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.    Effective as of January 1, 2013, Buyer shall be solely responsible for directly offering and providing “continuation coverage” to employees who are Leased Employees as of immediately prior to the Hire Date, Transferred Employees, former Leased Employees who commenced continuation coverage during the Lease Period, and qualified beneficiaries related to such individuals, and shall assume sole responsibility for all Post-Closing COBRA Liability in respect of such individuals beginning January 1, 2013.

(d)
Prior to the end of the calendar quarter following the calendar quarter which includes the Hire Date, Buyer shall cause a tax-qualified defined contribution plan sponsored by Buyer or an Affiliate of Buyer to accept any participant directed rollover of the cash and promissory notes, if any, distributed to the Business Employees from the MG Advantage 401(k) Plan as a result of their separation from employment at the end of the Lease Period.  From time to time, Parent and Seller shall furnish Buyer with such information as Buyer reasonably requests in connection with any such participant directed rollovers.

(e)
Except as a result of Parent’s or Seller’s termination of any of its respective Employee Benefit Plans, the termination of a Leased Employee’s employment in accordance with the terms and conditions herein, or the termination by Buyer of a Transferred Employee’s employment, Parent and Seller shall, subject to reimbursement in accordance with this Schedule 5.6, maintain (i) until the close of business on the date preceding the Hire Date, the Leased Employees’ participation in the Employee Benefit Plans of Parent and Seller, and (ii) absent a termination of the Lease Period prior to December 23, 2012 pursuant to Schedule 5.6(v), until the close of business on December 31, 2012, the Transferred Employees’ participation in the Employee Benefit Plans of Parent and Seller that provide group health benefits (including medical, dental, vision, prescription drug, medical spending accounts and employee assistance), life insurance and dependent care reimbursement.  As of the close of business on December 31, 2012, Parent and Seller shall cause all Transferred Employees to cease participation in any of the Employee Benefit Plans.

(f)
Subject to the payment and reimbursement provisions set forth in Schedule 5.6(t), Parent and Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to the Business Employees under any Employee Benefit Plan.  Notwithstanding any provision of the Agreement (including this Schedule 5.6) to the contrary, Parent and Seller shall be solely responsible for all Liabilities to Business Employees (including the Leased Employees during the Lease Period and thereafter) under the Media General Advantage Retirement Plan and any Employee Benefit Plan providing health care coverage or benefits following retirement.

(g)
All group health plan Liabilities relating to, arising out of or resulting from any group health plan claim by a Business Employee (and his or her covered dependents) that relates to medical services rendered prior to the Closing Date shall be retained by Parent and Seller. Parent and Seller shall provide group health plan coverage to the Leased Employees during the Lease Period and, absent a termination of the Lease Period prior to December 23, 2012 pursuant to Schedule 5.6(v), to the Transferred Employees until December 31, 2012, and Buyer shall reimburse Parent and Seller, in accordance with Schedule 5.6(t), for all amounts paid by Parent or Seller in respect of group health plan liabilities relating to, arising out of or resulting from any group health plan claim that relates to medical services rendered to such Leased Employees or Transferred Employees, or their qualified beneficiaries, during such periods.

(h)
All workers’ compensation Liabilities relating to, arising out of or resulting from any claim by a Business Employee that relates to a period prior to the Closing Date shall be retained by Parent and Seller. Buyer shall be solely responsible for workers’ compensation Liabilities owed to Transferred Employees to the extent relating to, arising out of or resulting from a compensable injury that occurs on or after the Hire Date. Parent and Seller shall provide workers’ compensation coverage to the Leased Employees during the Lease Period, and Buyer shall reimburse Parent and Seller for any amounts paid by Parent or Seller in respect of workers’ compensation benefits paid to Leased Employees (including benefits paid to Transferred Employees with respect to compensable injuries that occurred during the Lease Period while Leased Employees) to the extent relating to, arising out of or resulting from a compensable injury that occurs during the Lease Period.  For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of an event or onset of an occupational disease giving rise to eligibility for workers’ compensation benefits. Buyer, Parent and Seller shall cooperate with respect to any notification to appropriate Governmental Authorities of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(i)
Parent and Seller shall be responsible for providing or causing to be provided long-term disability benefits to each Business Employee who is receiving such benefits under an Employee Benefit Plan prior to the Closing Date or has sustained an injury or illness at any time prior to the Closing Date which will qualify such Business Employee for long-term disability benefits at the end of the applicable six-month exclusion period. Parent and Seller shall provide long-term disability coverage to any Leased Employee who sustains an injury or illness during the Lease Period that will qualify such Leased Employee for long-term disability benefits under an Employee Benefit Plan of Parent or Seller, and Buyer shall reimburse Parent or Seller for amounts paid by them in respect of such benefits, in accordance with Schedule 5.6(t).  Buyer shall be responsible for providing long-term disability coverage under Buyer’s program to each Transferred Employee who sustains an injury or illness on or after the Hire Date that qualifies such Transferred Employee for long-term disability benefits under Buyer’s program.

(j)
For purposes of eligibility for, and vesting under, compensation arrangements, employee benefit plans and seniority benefits sponsored by the Omaha World-Herald Company (such as vacation pay, personal leave, sick leave pay, short term disability pay, and holiday pay, and, subject to Schedule 5.6(r)(I) and (III) below, severance), Buyer shall credit a Transferred Employee for past service credit for such employee’s service with Seller and any of its Affiliates, as well as with any predecessor employer, to the extent that service with the predecessor employer was credited under the comparable Employee Benefit Plan in the ordinary course prior to the Hire Date.

(k)
Effective as of and following January 1, 2013, or if the Hire Date precedes December 24, 2012 pursuant to Schedule 5.6(v), as of the Hire Date (as applicable, the “Coverage Date”), Buyer shall offer or cause to be offered group health plan coverage to each Transferred Employee (and to the spouse and dependents of such employee) on terms and conditions consistent with those afforded to employees of the Omaha World-Herald Company with comparable seniority and positions under the currently existing policies and programs of the Omaha World-Herald Company. For purposes of providing such coverage, Buyer shall waive all preexisting condition waiting periods and limitations for each Transferred Employee (and for the spouse and dependents of such employee) eligible to participate in the group health care plans of Parent or Seller immediately prior to the Coverage Date (to the extent that such waiting periods and limitations did not apply to such employee, spouse or dependent immediately prior to the Coverage Date) and shall provide such health care coverage effective as of the Coverage Date without the application of any eligibility period for coverage.

(l)
Buyer will reimburse Parent and Seller (i) for commissions owed to Business Employees under an Other Employee Program and attributable to advertisements published on or after the Closing Date and prior to the Hire Date and (ii) for payments made by Parent or Seller to a Leased Employee during the Lease Period for short-term disability benefits with respect to a disability leave beginning on or after the Closing Date.  Buyer shall be responsible for the payment when due of: (i) any commissions owed to Business Employees under an Other Employee Program and attributable to advertisements published on or after the Hire Date and (ii) any liability to a Transferred Employee on or after the Hire Date for short-term disability benefits with respect to a disability leave which began on or after the Closing Date.

(m)
Subject to Schedule 5.6(n), (o), (p) and (q) below, Seller shall be solely responsible for and shall pay any and all Liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the Worker Adjustment and Retraining and Notification Act (“WARN”) and similar laws and regulations arising at any time prior to the Hire Date relating to employees of Parent or the Seller (including the Leased Employees), which Liabilities shall be “Retained Liabilities.”  Buyer, Parent and Seller agree that each of the facilities or groups of facilities (each, an “Employment Site”) listed on Exhibit 5.6(m) to this Schedule 5.6 shall constitute an “employment site” within the meaning of WARN for purposes of this Schedule 5.6.

(n)
Subject to Schedule 5.6(q), Buyer covenants and agrees that it will not make Buyer Elections that would cause the number of Employment Losses at any single Employment Site (including in combination with any Employment Loss prior to Closing), other than the Richmond Site, to equal or exceed the WARN Threshold Number within any ninety (90) day period.  The Employment Losses at each Employment Site during the ninety (90) day period preceding the Closing Date are set forth in Exhibit 5.6(m) to this Schedule 5.6.  For purposes of this Schedule 5.6, an “Employment Loss” shall mean an “employment loss” within the meaning of WARN, and the “WARN Threshold Number” means fifty (50) or, if greater, such other number of Employment Losses as would trigger WARN notice obligations (as reasonably determined by Parent).

(o)
Buyer covenants and agrees that it will not make Buyer Elections that would cause any Leased Employee at the Richmond Site to experience an Employment Loss without Parent’s consent, which consent shall not be unreasonably withheld.  Parent shall not withhold consent to a Buyer Election at the Richmond Site, except and to the extent that the Employment Loss resulting from such Buyer Election would either:

(A)
trigger WARN notice obligations (as reasonably determined by Parent) on account of the closing of a facility, the discontinuance of an operating unit or other “plant closing” (but not “mass layoff”) under WARN; or

(B)	cause, in the aggregate, more than thirty-five (35) Leased Employees to experience Employment Losses during the Lease Period.

Buyer shall reimburse Parent and Seller for any reasonable out-of-pocket expense, including reasonable attorneys fees, incurred by Parent and Seller in evaluating WARN notice obligations in connection with Buyer Elections.  In the event any claim is filed against Parent or Seller alleging that WARN notice obligations were triggered at the Richmond Site because (i) an Employment Loss pursuant to a Buyer Election triggered WARN notice obligations on account of the closing of a facility, the discontinuance of an operating unit or other “plant closing” under WARN, or (ii) more than thirty-five (35) Leased Employees suffered Employment Losses during the Lease Period pursuant to Buyer Elections, then Buyer shall indemnify and hold harmless Parent and Seller for any Losses resulting from such claim (“Schedule 5.6(o) Losses”).

(p)
Parent and Seller covenant and agree that they will not cause any Leased Employees at any single Employment Site to experience Employment Losses except as a result of Buyer Elections, except (and solely for the avoidance of doubt) for good cause in accordance with applicable Legal Rules, provided, that Parent and Seller shall provide Buyer with notice of any termination of employment of a Leased Employee for good cause as far in advance of such termination as is reasonably practicable under the circumstances.  Parent, Seller and Buyer agree to consult with each other regarding their respective plans and expectations regarding any reductions in force at the Richmond Site.

(q)
At any time and from time to time prior to the Hire Date, Buyer shall have the right, but not the obligation, to cause Parent and Seller to provide notices to Leased Employees, and to comply with any other procedures, required under WARN in respect of a “mass layoff” or “plant closing” at the Northern Virginia Group Site, provided that, other than the Assumed Seller Severance and Additional Assumed Seller Severance, Buyer shall reimburse Parent and Seller for any reasonable out-of-pocket expenses, including reasonable attorneys fees, incurred by Parent and Seller in planning and implementing such mass layoff or plant closing to the extent that such expenses and fees relate to the Leased Employees.

(r)	If Buyer makes a Buyer Election with respect to any specified Leased Employees during the Lease Period or terminates the employment of any Transferred Employees, in each case other than for cause:

(I)
With respect to each of the first one hundred (100) Leased Employees who are either (1) Terminated Employees who receives a notice of termination of employment during the five (5) months after the Closing Date, or (2) in the case of Leased Employees located at the Richmond Site, who is the subject of a Buyer Election during the five (5) months after the Closing Date and, to the extent permitted by Schedule 5.6(o), is terminated prior to December 24, 2012 or to the extent not so permitted by December 24, 2012, is terminated prior to March 31, 2013 (such first one hundred (100) Leased Employees, the “Threshold Group” and the five (5) month period after the Closing Date, “Initial Severance Period”), Parent and Seller shall, at the appropriate time in connection with the employee’s termination, pay in full to the employee (and Buyer shall have no obligation to reimburse Parent or Seller for) the amount of severance such employee  is entitled to receive under Parent’s and Seller’s standard severance pay policy or, for a Business Employee who is a Named Employee, such enhanced severance as Parent or Seller has committed to pay such Named Employee (in each case, such amount, the “Assumed Seller Severance”), provided (A) this clause (I) shall not apply with respect to more than twenty-five (25) Terminated Employees working at the Northern Virginia Group Site, (B) the aggregate amount of Assumed Seller Severance paid or funded by the Parent and Seller under this clause (I) shall not exceed $1,250,000 (“Threshold Severance Liability”), and (C) in determining whether the Threshold Severance Liability has been reached, any amount of severance Parent or Seller committed to pay such employee in excess of the Parent’s and Seller’s standard severance pay policy shall be disregarded.  With respect to any Leased Employee who receives a notice of termination of employment during the Initial Severance Period (or, in the case of a Leased Employee at the Richmond Site, who is the subject of a Buyer Election during the Initial Severance Period), and where the Threshold Group has been passed or the Threshold Severance Liability has been reached, Parent and Seller shall pay in full to the employee (and Buyer shall reimburse Parent or Seller for) the amount of severance such employee is entitled to receive under Parent’s and Seller’s standard severance pay policy, provided, that if such employee is a Named Employee, Parent or Seller shall pay in full (and Buyer shall have no obligation to reimburse Parent or Seller for) the amount by which the severance Parent or Seller committed to pay such employee exceeds the amount payable under Parent’s and Seller’s standard severance policy (such amount, together with the amount payable by Parent and Seller described in clause (III) below, the “Additional Assumed Seller Severance”).  The payment of any severance paid under this clause (I) to an employee shall be conditioned on the employee’s signing a release of claims reasonably acceptable to Buyer and Seller.

(II)
With respect to any Terminated Employee who is not a Named Employee and who receives a notice of termination of employment as a result of a Buyer Election during the portion of the Lease Period remaining after the Initial Severance Period, the Buyer shall reimburse Parent or Seller for the amount of severance such Terminated Employee is entitled to receive under Parent’s and Seller’s standard severance policy.  The payment of such severance to an employee shall be conditioned on the employee’s signing a release of claims reasonably acceptable to Buyer and Seller.

(III)
With respect to any Terminated Employee or Transferred Employee who is a Named Employee and who receives a notice of termination of employment after the Initial Severance Period and on or prior to the one (1)-year anniversary of the Closing Date, subject to the employee’s signing a release of claims reasonably acceptable to Buyer, Buyer shall pay in full (or shall reimburse Parent or Seller in full for) the amount of severance owed (or that would be owed) to such employee under Buyer’s severance practice, consisting of one week’s salary or wages for each year of service, up to a maximum of 13 weeks’ salary or wages (the “Buyer Severance”), and if the amount of the Buyer Severance is less than the severance Parent or Seller has committed to pay such employee, Parent or Seller shall provide funds to Buyer for the payment in full of (or, at Seller’s election, pay directly in full to the employee) the amount by which the severance Parent or Seller committed to pay such employee exceeds the Buyer Severance (which amount shall also constitute Additional Assumed Seller Severance).

(IV)
With respect to any Transferred Employee who receives a notice of termination on or after the Hire Date and prior to the first anniversary of the Closing Date and for which Parent or Seller is not obligated to provide funds pursuant to clause (III), upon delivery of an appropriate release of claims, Buyer shall pay in full the amount of Buyer Severance to such Transferred Employee.

(s)
The CBA is scheduled to expire September 30, 2012.  Parent and Seller shall ask the bargaining agent to extend the term of the CBA until March 31, 2013 without any additional modifications.  In the event that the bargaining representative denies such an extension of the CBA, Parent and Seller shall promptly notify Buyer thereof and, to the extent permitted by applicable Legal Rules, reasonably consult with the Buyer regarding next steps.   Buyer shall reimburse Parent and Seller for any reasonable out-of-pocket expenses, including reasonable attorneys fees, incurred by Parent and Seller in negotiating any such extension, amendment or restatement of the CBA.

(t)
To the extent the Buyer is required to pay or reimburse Seller and Parent in accordance with the terms of this Schedule 5.6, such payment or reimbursement shall be made through ACH (Automated Clearing House) procedures (except to the extent funds specifically are required to be wired), within the applicable time periods, as follows:

(I)
With respect to the payroll for the Leased Employees, including base pay, overtime, commissions, short-term disability, sick leave, vacation leave, payroll taxes and the like, Parent or Seller will send Buyer a summary payroll statement on the day the payroll period closes (which is the second Business Day preceding the payroll date), and Buyer will pay (i) the aggregate payroll amount reflected on such statement, in full, if such statement is received by 3:00 p.m. (ET), and (ii) a reasonable, estimated amount based on the summary payroll statement for the payroll period two weeks earlier if such current statement is received after 3:00 p.m. (ET), in each case no later than the close of business on the Business Day prior to the payroll date.  If Buyer pays a reasonable, estimated amount in accordance with clause (ii) of the immediately preceding sentence, on the next payroll payment date, Parent and Seller will credit Buyer for any overpayment, or Buyer will pay Parent and Seller the amount of any deficiency, arising from the difference between such estimated amount paid by Buyer and the actual payroll amount as reflected in the applicable summary payroll statement.  Parent, Buyer and Seller may, from time to time, agree on reasonable, alternate procedures for the funding of the payroll.

(II)
With respect to the matching contributions for the MG Advantage 401(k) Plan, Parent or Seller will send Buyer a reasonable, estimated amount on Thursday of each week during the Lease Period, and Buyer will reimburse Parent and Seller for such estimated contributions no later than the close of business on the next day (Friday) if such statement is received by 3:00 p.m. (ET) on such Thursday.  Not later than 3:00 p.m. (ET) on the next Thursday, Parent and Seller shall provide a summary statement of the actual matching contributions attributable to the Leased Employees for the prior week, and Parent and Seller will credit Buyer for any overpayment, or Buyer will pay Parent and Seller the amount of any deficiency, arising from the difference between the estimated amount paid by Buyer for the prior week and the actual contributions amount as reflected in the applicable summary statement.  Parent or Seller shall send Buyer, as soon as possible, evidence of payment by them of such matching contributions.

(III)
With respect to group health benefits of medical, dental, health savings account and prescription drug coverages (including Post-Closing COBRA Liability), Parent or Seller will send Buyer a summary statement as and when received from the third party administrator(s) for Parent’s and Seller’s group health plan(s) for claims payable to Leased Employees, Transferred Employees, and their qualified beneficiaries, as contemplated by Schedule 5.6(c) and Schedule 5.6(g), and Buyer will reimburse Parent and Seller for the aggregate claims payable amount reflected in such statement, in full, (i) if such summary statement is received by 3:00 p.m. (ET), by initiating a wire transfer on the same day as receipt of such summary statement for delivery of freely available funds on such day or the immediately following Business Day, as practicable, or (ii) if the summary statement is received after 3:00 p.m. (ET), by wire transfer of freely available funds on the next Business Day following receipt of such summary statement; provided, that Parent and Seller will (A) promptly remit to Buyer by ACH (Automated Clearing House) procedures any payments received by Parent or Seller under any stop-loss insurance policy in respect of group health benefits, and in any event within one (1) Business Days following receipt of such payments under such stop-loss insurance policy, (B) credit Buyer (e.g., through a reduction of the payroll funding described in Schedule 5.6(t)(I) or as an offset on such summary statement), or remit to Buyer by ACH within one (1) Business Day following receipt thereof, any related premiums paid by a Leased Employee or Transferred Employee with respect to such group health plan coverage, and (C) send Buyer, as soon as possible, evidence of payment by them of the amounts shown on such summary statement.

(IV)
With respect to all other amounts to be reimbursed or paid by Seller (including without limitation, administrative services for group health plan administration, COBRA administration, vision benefits, medical flexible spending accounts, employee assistance program premiums, lifestyle management, group term life insurance premiums, travel and accident premiums, legal and financial benefits, long-term care benefits, workers compensation benefits, long-term disability benefits, and reasonable attorneys fees), Parent or Seller will send Buyer an invoice and Buyer will pay such amount, in full, within ten (10) Business Days of receipt.   Parent or Seller shall send Buyer, as soon as possible, evidence of payment by them of such expenses.

(V)
If any day on which Seller is obligated to deliver a statement to Buyer, or Buyer is obligated to make a payment or reimbursement to Parent or Seller, under this Schedule 5.6(t) is not a Business Day, the parties shall reasonably confer in good faith to modify the procedures in this Schedule 5.6(t) accordingly.

In the event that Buyer disputes any summary or invoice in the exercise of its reasonable business judgment and good faith, it shall promptly notify Parent and Seller of such dispute in writing and shall, pending resolution of such dispute, pay that portion of the invoiced or summary amount which it does not dispute.  In the event that Buyer overpays or over reimburses an amount under this Schedule 5.6 or is credited with a surplus, Parent or Buyer will promptly pay such amount to Buyer (or, at Buyer’s election, shall credit it against the next payment(s) due from Buyer pursuant to this Schedule 5.6).

(u)
Notwithstanding the services provided by the Leased Employees to the Buyer, the parties hereto acknowledge and agree that the Seller and its Affiliates are and shall remain the employer of the Leased Employees, and subject to the provisions of this Schedule 5.6, shall be responsible for the employment of all the Leased Employees in accordance with applicable Legal Rules, including payment of salaries, wages, benefits and other compensation. Parent and Seller shall be responsible for the withholding of and payment of all Federal, foreign, state and local income and payroll taxes on the Leased Employees’ compensation in accordance with applicable Legal Rules.   Buyer covenants that it and its Affiliates will (i) comply in all material respects with all applicable Federal, foreign, state and local laws, rules, regulations and ordinances applicable to the employment of the Leased Employees, including those relating to wages, hours, labor and employment relations, employee health and safety and employment discrimination, and (ii) reasonably cooperate with the Parent and Seller to facilitate their compliance with applicable Federal, foreign, state and local laws, rules, regulations and ordinances applicable to the Leased Employees. Buyer shall be solely responsible for providing general liability, automobile, media liability and crime insurance with respect to the activities of the Leased Employees, and shall directly reimburse business expenses incurred by the Leased Employees during the Lease Period.  Parent, Seller and Buyer shall reasonably cooperate regarding the administration of claims under the Employee Benefit Plans which arise in connection with, or relate to, events which occur in or around the time the Leased Employees transition to Transferred Employees (e.g., with respect to the resolution of pending workers compensation claims).  Buyer shall reasonably cooperate with Seller and its Affiliates with respect to communications with the Leased Employees during the Lease Period.  In the event any party receives any government inquiry relating to the employment of the Leased Employees during the Lease Period, the recipient shall promptly notify the other parties, and the parties shall discuss in good faith how to respond to such inquiry; provided, however, that if Buyer, on the one hand, or Parent or Seller, on the other hand, fails to reasonably cooperate, the other party(ies) may respond.

(v)
In the event that any party materially breaches the provisions of this Schedule 5.6 relating to the Leased Employees, and such party has not cured such breach within fifteen (15) Business Days of having received written notice of such material breach, the other party may terminate the Lease Period on at least fifteen (15) Business Days advance notice, and the date following the termination of the Lease Period shall become the Hire Date for all purposes under this Schedule 5.6.

(w)
Buyer shall pay to Parent and Seller any transition, excise, sales, use or any similar Tax charged to, assessed on or incurred by Parent or Seller in connection with leasing the Leased Employees in accordance with Schedule 5.6(t), and Buyer shall reimburse Parent and Seller for the reasonable expenses it incurs in identifying whether any such Tax is applicable.  Any Losses resulting or arising from Parent’s or Seller’s failure to remit such amounts shall be solely the responsibility of Parent and Seller, and Buyer shall have no obligation to indemnify, defend or otherwise hold harmless Parent or Seller or any of their respective Affiliates in respect of such Losses.